Exhibit 99

PRESS RELEASE

For Immediate Release	July 16, 2012
For Further Information:	Eloise L. Mackus, CEO Phone: 330.576.1208 Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES

COMMENCEMENT OF THE PUBLIC OFFERING PHASE OF

ITS STOCK OFFERING

Fairlawn, Ohio – July 16, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced commencement of the public offering phase of its stock offering.

The Company seeks to raise up to $22.5 million, including a rights offering to existing shareholders and a $4.5 million offering to a group of standby purchasers. The public offering will end as soon as $22.5 million is raised, but no later than August 14, 2012.

“We are pleased with the support of our current shareholders and we look forward to working quickly toward the successful completion of the public offering,” commented Jerry F. Whitmer, Chairman of the Board.

Persons interested in purchasing stock in the public offering may contact our information agent, ParaCap Group, LLC at 866.719.5037.

A registration statement related to these securities has been filed with the SEC and may be viewed on the SEC website (www.sec.gov). You may obtain a written prospectus for the stock offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, by writing to the Company, 2923 Smith Road, Fairlawn, Ohio 44333, Attention: Eloise L. Mackus, CEO. You may also request a copy of the prospectus by contacting the information agent for the rights offering, ParaCap Group, LLC at 866.719.5037.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, which may be made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service bank providing retail/consumer, business banking and residential mortgage loan products and services. We serve the greater Akron and Columbus, Ohio markets through our offices in Fairlawn and Worthington, Ohio, and have offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.